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                                                                    Exhibit 23.1


CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (333-129750 and 333-120063) and Form S-8 (333-110695, 333-112560 and
333-121975) of Myogen, Inc. of our reports dated March 10, 2006, with respect to the consolidated financial statements of Myogen, Inc. as of December 31, 2005 and the year then ended, Myogen, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Myogen, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.


                                            /s/ Ernst & Young LLP

Denver, Colorado
March 10, 2006